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                                                                    EXHIBIT 11.2


                 COMPUTATION OF SUPPLEMENTAL NET LOSS PER SHARE




                                                                            YEAR ENDED
                                                                            DECEMBER 31,
                                                                               1996
                                                                           -------------
Primary and fully diluted:
  Weighted average common stock outstanding during the
    period.....................................................             12,902,445
  Effect of Common Stock equivalents issued subsequent to
    December 18, 1994 computed in accordance with the
    treasury stock method as required by the SEC (1)...........                834,362
                                                                          ------------
      Total....................................................             13,736,807
                                                                          ============
Net loss.......................................................           $(10,199,330)
Less:  Accretion of Series A and Series B Redeemable
  Convertible Preferred Stock (2)..............................               (202,235)
Less:  Series B Redeemable Convertible Preferred Stock
  dividend requirement.........................................               (353,651)

Plus:  Reduction in interest expense from repayment of
  current and long-term notes payable (3)......................                112,000
                                                                          ------------
Net loss attributable to Common Stock and Common Stock
  equivalents..................................................           $(10,643,216)
                                                                          ============
Supplemental net loss per share of Common Stock................           $      (0.77)
                                                                          ============
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(1)  Pursuant to Securities and Exchange Commission Staff Accounting bulletin
     No. 83, Common Stock equivalents (including a portion of Series A
     Redeemable Convertible Preferred Stock and all of Series B Redeemable
     Convertible Preferred Stock) issued at prices equal to or below the initial public offering price per share ("cheap stock") during the twelve-month period immediately preceding the initial filing date of the
     Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.
(2)  Represents the portion of the accretion related to Series A Convertible
     Preferred Stock not treated as cheap stock.
(3)  Supplemental loss per share reflects the number of shares of Common Stock issued upon consummation of the initial public offering used to repay $5.6 million in current and long-term notes payable as if such issuance had occurred at the beginning of 1996.